 EXHIBIT (h)(1)(b)

EATON VANCE MUTUAL FUNDS TRUST

AMENDMENT TO THE AMENDED AND

RESTATED ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”)

THIS AMENDMENT TO THE AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is entered into as of the 31st day of October, 2014, by and between Eaton Vance Mutual Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of its series listed on Appendix A (each referred to herein as the “Fund”) and Eaton Vance Management, a Massachusetts business trust (the “Administrator”).

WHEREAS, the Trust has entered into an Agreement with the Administrator, on behalf of each Fund, effective August 6, 2012;

WHEREAS, the Trust and the Administrator each desire to amend Appendix A of the Agreement effective October 31, 2014; and

NOW THEREFORE, in consideration of the mutual covenants and agreement contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

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For so long as the Agreement shall remain in effect or unless further amended at a subsequent date, notwithstanding any provisions of the Agreement to the contrary, Appendix A is deleted and replaced as attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE MUTUAL FUNDS TRUST

EATON VANCE MANAGEMENT

By /s/ Payson F. Swaffield

By /s/ Maureen A. Gemma

Payson F. Swaffield

Maureen A. Gemma

President

Vice President

EATON VANCE MUTUAL FUNDS TRUST

Appendix A

(Effective October 31, 2014)

Fund	Fee*
Eaton Vance Atlanta Capital Horizon Growth Fund	0.15%
Eaton Vance Build America Bond Fund	--
Eaton Vance Diversified Currency Income Fund	--
Eaton Vance Emerging Markets Local Income Fund	--
Eaton Vance Floating-Rate Advantage Fund	0.10%
Eaton Vance Floating-Rate Fund	0.15%
Eaton Vance Floating-Rate & High Income Fund	0.15%
Eaton Vance Global Dividend Income Fund	0.15%
Eaton Vance Global Macro Absolute Return Fund	--
Eaton Vance Government Obligations Fund	--
Eaton Vance High Income Opportunities Fund	--
Eaton Vance Multi-Strategy Absolute Return Fund	--
Eaton Vance Short Duration Strategic Income Fund (formerly Eaton Vance Strategic Income Fund)	--
Eaton Vance Stock Fund (formerly Eaton Vance Large-Cap Core Research Fund)	--
Eaton Vance Tax-Managed Equity Asset Allocation Fund	0.15%
Eaton Vance Tax-Managed Global Dividend Income Fund	0.15%
Eaton Vance Tax-Managed Growth Fund 1.1	--
Eaton Vance Tax-Managed Growth Fund 1.2	0.15%
Eaton Vance Tax-Managed Multi-Cap Growth Fund	0.15%
Eaton Vance Tax-Managed Small-Cap Fund	--
Eaton Vance Tax-Managed Small-Cap Value Fund	0.15%
Eaton Vance Tax-Managed Value Fund	0.15%
Eaton Vance U.S. Government Money Market Fund	--
Parametric Emerging Markets Fund (formerly Eaton Vance Parametric Structured Emerging Markets Fund)	0.15%
Parametric Tax-Managed International Equity Fund (formerly Eaton Vance Tax-Managed International Equity Fund)	--

* Fee is a percentage of average daily net assets per annum, computed and paid monthly.

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